AFL-CIO Housing Investment Trust 485BPOS

Exhibit 99.p1

Code of Ethics Procedures

AFL-CIO Housing Investment Trust
October 2011

A.	Compliance Officer

Pursuant to the Code of Ethics (the “Code”), the Board of Trustees (the “Board”) appoints one or more Compliance Officers who are responsible, in the first instance, for administering the Code in accordance with the procedures set forth below.1 The Board may appoint or assign additional individuals as necessary to assist the Compliance Officer. The currently appointed Compliance Officer and any assistants are listed on Attachment A to these Procedures. The Trust’s Chief Compliance Officer (the “CCO”) is responsible for administering these procedures and for ensuring that the Compliance Officer’s administration of the Code keeps the Trust in compliance with the federal securities laws for purposes of Rule 38a-1 under the Investment Company Act of 1940.

B.	Maintenance and Distribution of the Code; Maintenance of Compliance Files; Confidentiality of Compliance Files.

The Compliance Officer shall maintain a current copy of the Code and these Procedures, and make them available to Trust personnel, including Trustees and any employees requesting them.

In addition, the Compliance Officer shall, with respect to all Access Persons, including, but not limited to Investment Personnel of the Trust (as such terms are defined in the Code), obtain certifications, securities holdings reports, and transactions reports as set forth in Section C, below.

For all Access Persons, the Compliance Officer shall maintain a file containing all correspondence and documentation concerning that person with respect to the Code, including initial and annual certifications, securities holdings reports, transactions reports and pre-clearance records as described below (a “Compliance File”).

The Compliance Officer shall also maintain all records relating to the administration of the Code, including the Compliance Officer’s periodic reports to the Board pursuant to Sections E and F below and any correspondence with the Board or other persons with respect to the Code.

The Compliance Files shall be maintained in a secure location and access thereto restricted to the Compliance Officer. The contents of the Compliance Files shall be held in confidence and shall not be provided or disclosed to any persons except:

●	the Securities and Exchange Commission or its representatives;
●	the CCO, in exercise of duties required under Rule 38a-1;
●	any party as required pursuant to legal process or binding order issued by a government entity or regulatory agency; and

[1]	As used herein, the term “Compliance Officer” shall include the Compliance Officer, or if two Compliance Officers are appointed, either one of these Co-Compliance Officers acting individually, and any such additional persons appointed or assigned by the board to assist.

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●	any person necessary to assist the Compliance Officer, in the event the Compliance Officer believes there may have been a violation of the Code.

The Compliance Officer shall endeavor to assure that any person obtaining access to the Compliance Files is contractually bound to maintain the confidentiality of information in the Compliance Files. The Compliance Officer shall, except in cases where the Compliance Officer deems it unwarranted, immediately notify the applicable Access Person of any request for access to the Compliance Files.

C.	Certifications and Reports

1. Initial Certification. The Compliance Officer shall from time to time determine whether any current Trustee, officer or employee of the Trust or any person who becomes a Trustee, officer or employee of the Trust in the future is an Access Person of the Trust. The Compliance Officer shall provide each Access Person with a copy of the Code and a form of certification to the effect that such person has read the Code and acknowledges that he or she is bound by it. The Compliance Officer shall request that the Access Person sign and return the certification.

2. Annual Certifications. The Compliance Officer shall, once each year, distribute to all Access Persons for execution and return to the Compliance Officer a form of certification to the effect that the Access Person (a) has complied with the Code since his or her last certification and (b) acknowledges his or her continuing obligation to be comply with the Code. With the annual certification form, Access Persons who are disinterested Trustees of the Trust shall also be provided with quarterly transaction forms described in Section 3 below, for their use in complying with the reporting requirements set forth in Section 5 (d) of the Code.)

3. Holdings and Transactions Reports. Access Persons (except disinterested Trustees of the Trust, pursuant to Section 5 (d) of the Code) are required to submit to the Compliance Officer an initial securities holdings report, quarterly transactions and annual securities holdings reports and reports, as each is described in the Code. The Compliance Officer shall determine whether each employee of the Trust is an Access Person, and shall:

●	provide each Access Person with a form of initial holdings report and request that such person complete the report in a timely manner;
●	each calendar quarter, provide each Access Person with a form of quarterly transactions report and request that such person complete the report in a timely manner;
●	sufficiently prior to the end of the calendar year to permit timely completion and return, provide each Access Person with a form of annual holdings report and request that such person complete and return the report in a timely manner; and
●	in his/her sole discretion, require Access Persons to provide broker statements which contain the information required under Section 5 of the Code on the initial holdings report, annual holdings report and quarterly transaction report in such manner as the Compliance Officer may designate.

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4. Review of Reports. The Compliance Officer shall review all holdings reports submitted pursuant to the Code to determine whether the reporting person holds any securities also held by the Trust. If so, then a notation to that effect shall be placed in the person’s Compliance File. The Compliance Officer must review all transactions reports submitted pursuant to the Code to determine whether any reported personal securities transactions violated the Code. (For example, did the person fail to pre-clear a transaction required to be pre-cleared by the Code? Did the person make a trade where pre-clearance had been denied?)

5. Forms. The Compliance Officer shall prepare appropriate forms to collect the required certifications and reports noted above.

D.	Review of Pre-Clearance Requests

The Compliance Officer shall determine which employees of the Trust meet the definition of Investment Personnel and shall so notify each such employee. Investment Personnel must request in writing pre-clearance before participating in an initial public offering or a limited offering and before investing in a Mortgage Investment. When a pre-clearance request is received, the Compliance Officer shall make a “pre-clearance record” which indicates that the Compliance Officer has completed a conflicts of interest check and has either granted or denied the request. The pre-clearance record should indicate whether the request sought approval for participation in an initial public offering, a limited offering and/or a transaction involving a Mortgage Investment. The Compliance Officer shall maintain a file of pre-clearance records.

1. Initial Public Offerings and Limited Offerings

●	With respect to a request to participate in an initial public or a limited offering, the Compliance Officer shall determine (by inquiring directly of the requesting person) whether the opportunity to invest arose as a result of the person’s association with the Trust. Regardless of the Trust’s ability to or intention to invest in the security proposed to be acquired in the initial public or limited offering, it is the policy of the Trust to deny any requests for pre-clearance of such acquisition where the investment opportunity arose because of the person’s association with the Trust. The determination of the Compliance Officer should be included in the pre-clearance record, along with a brief explanation of the basis for the decision.

●	If the investment opportunity did not arise because of the person’s association with the Trust, then the Compliance Officer shall determine whether the security proposed to be acquired is the type of security the Trust is permitted to acquire. If so, the Compliance Officer shall determine (by consulting with the persons making investment decisions for the Trust, other than the person requesting pre-clearance) whether the Trust would benefit from participation in the offering. Because acquisition by the Investment Personnel could have an adverse impact on the Trust if the Trust participates in the offering, it is the policy of the Trust to deny any request for pre-clearance under these circumstances.

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●	A request for pre-clearance of participation in an initial public or limited offering shall be granted if the investment opportunity did not arise from the person’s association with the Trust and the Trust will not be participating in the offering.

2. Mortgage Investments

●	Before granting a request for pre-clearance of a trade involving a Mortgage Investment, the Compliance Officer shall determine whether the proposed transaction raises any conflicts of interest. Special review should be given to personal transactions in securities that are also held by the Trust. Such transactions must be reviewed carefully by the Compliance Officer to determine whether any conflicts exist. (For example, is the person’s position counter to the position taken by the Trust, e.g., is the person proposing to sell for his own account, but proposing that the Trust continue to hold the Mortgage Investment? Is the Mortgage Investment proposed to be sold or acquired by the person also going to be sold or acquired by the Trust in the near future and does the person have knowledge of such future sale or acquisition?).

E.	Violations of and Exceptions to the Code

The Compliance Officer shall report all violations of and all exceptions to the requirements of the Code to the Trust’s General Counsel and CCO. The Compliance Officer and the Trust’s General Counsel shall together determine what action the Trust will take with regard to the violation or shall bring the matter to the attention of the Executive Committee of the Board of Trustees (or such other members or committee of the Board as shall be deemed appropriate) for such determination.

The Compliance Officer shall describe all material violations of the Code (and the action taken by the Trust in response thereto) in the annual report to the Board (as described in Section F, below) or such other periodic reports as the Board shall request.

F.	Annual Report to the Board

At least once each year, at such times as the Board may request, the Compliance Officer shall prepare a written report discussing any issues that arose with respect to the Code in the preceding period. Such reports shall include a discussion of any material violation of the Code that took place during the period and the response of the Trust to such violation, and a certification that the Trust has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

G.	Amendments

The Compliance Officer may adopt non-material changes to these Procedures to improve their operation without seeking the prior approval of the Board. Material changes to the Procedures require the approval of the Board before adoption, if practicable, or at the next

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meeting of the Board. In accordance with Rule 17j-1, material amendments to the Code must be approved by the Board no later than 6 months after adoption. The Compliance Officer shall inform the CCO and, as necessary, any affected persons of any change in these Procedures.

H.	Records Retention

The Trust shall maintain all records required to be maintained pursuant to the Code, including those listed below, in accordance with the Trust’s Records Retention Policy.

1.	A copy of the Code and each revision thereof adopted by the Trustees;

2.	A record of any violation of the Code, and any action taken as a result of such violation;

3.	A record of all persons who were required to make reports, or who were responsible for reviewing these reports;

4.	A copy of each report made by an Access Person, or any information provided in lieu of a report; and

5.	Each report to the Board pursuant to Section F.

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ATTACHMENTS

A.	Compliance Officer and Assistants to the Compliance Officer

B.	The Trust’s Code of Ethics

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Attachment A

COMPLIANCE OFFICERS:

Chief Financial Officer

General Counsel

Chief Compliance Officer

Legal Group Senior Counsel